Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Marchex, Inc. (the “Company”) of our reports dated March 18, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Marchex, Inc. and subsidiaries as of December 31, 2018, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

March 27, 2019